Exhibit 10.1

August 31, 2010

PRIVATE & CONFIDENTIAL

Chris Bunka
CEO and co-founder
Enertopia Corporation
Suite 950 1130 West Pender
Vancouver, BC, Canada

Dear Chris,

RE: Capital Raising –Engagement Letter

Thank you for requesting the investment banking services of Vancouver Green Capital Ventures (“GreenCap”, “we”, “us” or “our”). This letter confirms our engagement (“Engagement”) by Enertopia Corporation (the “Client company”) in connection with the proposed capital raising (the “Transaction”) described here and in Paragraph 1 below.

This Engagement Letter sets forth in detail the scope and terms of our Engagement hereunder, and sets out the professional services (the “Services”) that we will provide in connection with this Engagement.

     1.      Our Understanding of the Current Situation

The Client company will require $3MM in equity/debt financing for supporting a client building owner with increasing their energy efficiency on the short term. In addition to that the client is looking for $50MM to $100MM to build a portfolio of project finance companies supporting retail and corporate clients with exploiting opportunities for energy cost optimization through using the client’s bundle of patented solar and clean water technologies.

The Company is an existing entity with 15,710,240 shares issued and outstanding and approximately 37% owned by management (42% fully diluted). The Management and Advisory team consists of: Mark Snyder, Roger Huber, Chris Bunka, Bal Bhullar, Tom Ihrke, and Robert McAllister. The client contact person for this engagement is Mr. Chris Bunka. The company has started to develop a detailed business plan which will be fine tuned and used in approaching sources of capital in the coming period.

In the period August to October 2010, the engagement will proceed and be billed on the basis of a combination of retainer and completion fees. This fee will include the following investment banking services:

-      Recommend appropriate financial structure and investment vehicles
-      Establish profile of preferred investor(s)/sources of funding
-      Formulate capital raising strategy

-      Identify potential investors/sources of funding in Western Europe and Canada
-      Approach potential investors/sources of funding in Western Europe and Canada
-      Present financing term sheet to prospective investors/sources of funding
-      Assist in strategy and tactics in negotiations with investor/sources of funding
-      Advise on the form, pricing and structure of the Transaction
-      Assist in obtaining signed/approved term sheet(s)
-      Assist in the negotiation of basic transaction with investors/sources of funding
-      Assist in the negotiation of a definitive agreement(s) for the transaction
-      Assist in resolving issues in moving the process to a successful closing

     2.      Staffing

GreenCap investment banking services will be delivered by John Spangenberg (Canada) and Gerrit Koning (The Netherlands) with the full support of the European GreenCap syndicate.

     3.      Source of Funds

GreenCap will raise the required financing by offering the investment opportunity sourced through professional and other connections and means (collectively, all sources of financing is referred to as the “Potential Investors”). The Client company hereby acknowledges that GreenCap has expended and invested significant financial and human resources to build GreenCap’s goodwill and reputation with each of the Potential Investors. The Client company acknowledges that, to the extent that any of the Potential Investors choose to invest or loan capital for the benefit of the Client company (the “Confirmed Investors”), the Confirmed Investors have so chosen based on the goodwill and reputation of GreenCap established with the particular individual or entity. The Client company further acknowledges that the names and identities of the Potential Investors are confidential and proprietary to GreenCap.

The Client company hereby promises and covenants that it will not, as of the date hereof, contact any person which GreenCap has notified the Client company is a Potential Investor directly in relation to debt-raising, financing, investment opportunities or any similar matter without the prior written consent of GreenCap. The Client company further acknowledges that GreenCap would suffer irreparable harm if the Client company contacted any of the Potential Investors and that such conduct would constitute a willful circumvention of this Engagement as well as a direct and intentional interference with contractual relations between GreenCap and the Potential Investors.

The prohibition against the Client company contacting any of the Potential Investors survives termination or expiry of this Engagement. Any future contact by the Client company with a Potential Investor (whether during the term of this Engagement or thereafter) will constitute a breach of the prohibition unless the Client company obtains from GreenCap a prior, written waiver of the prohibition.

     4.      Retainer fees, completion fees, taxes and expenses

As agreed in our email correspondence, the following fee structure will apply to our Engagement (our emails in the week of Aug23, 2010):

Retainer Fee – $3MM round completed by around Sept30; (likely mostly equity) $50MM - $100MM round completed by Spring2011. (likely mostly off balance-sheet)

A 3-month term at: retainer of $3,000/month plus completion fee of 250 basis points (2.5%) for the first $3MM; WITH the option of extending it for another 6-months at $6,000/month plus completion fee of 190 basis points (1.9%) for the next $50MM-$100MM; such option MUST be exercised if the $3MM is completed and MAY be exercised if the $3MM is NOT completed.

The retainer fee is exclusive of taxes and out of pocket costs. OPC include travel, legal and research fees necessarily to support the deal. For each and all major expenditure (exceeding 20% of the retainer fee) GreenCap will ask in writing for prior approval to the client. We have adopted a frugal policy with our own money and certainly with client's money. We are happy to work with your internal attorneys, rating agencies or CFA analysts on the deal if that keeps financing cost down.

We are able to keep our fees competitive by strong working capital management. Timely payment helps to prevent future cost increases. We appreciate prompt payment of the retainer fees – that is within 5 days of the dates presented below:

- The payment dates for the retainer fee plus taxes plus OPC (if applicable) for the first (3MM) transaction are: Aug31, Sept31, Oct31.
- the payment date for the second (100MM) transaction, should the option be exercised by the Company, is Nov31, 2010 and every end of the month until Spring 2011.
- The payment date for the completion fees is the transaction date. The Completion Fee shall be paid on the closing date of the financing transaction by way of payment from the trust account of the solicitor facilitating the financing transaction, or other method acceptable to GreenCap.

In the event that the Company does not proceed in good faith with a financing transaction where an offer of financing is made by one or more prospective investors/funders where the terms of such offer(s) of financing are substantially as agreed upon by the Client company and GreenCap (i.e. as set out in the Confidential Information Memorandum or related correspondence), Concept may at its sole discretion hold the Company to have terminated this engagement letter, thereby invoking the provisions of paragraph 6.2 on the following page.

Taxes – Goods and Services taxes and any other value added or sales tax, if applicable will be added to amounts payable under this Engagement for both the retainer and the completion fee.

     5.      Reasonable Effort

Reasonable Commercial Efforts – It is acknowledged by the Company that our services are being performed on a reasonable commercial business efforts basis. As such, there is no guarantee or warranty provided that the transaction will be completed at all, or under the original terms and conditions contemplated by Concept and the Company.

     6.      Duration of Engagement

6.1         Term – The term of this Engagement shall commence in August, 2010 and shall terminate in October 2010 unless earlier terminated under Section 6.2.

6.2         Termination of Engagement – At any time during the Term of the Engagement, Either party may terminate this Engagement for whatever reason upon Fifteen (15) days’ written notice, subject to the following:

  If the Client company subsequently enters into a financing agreement with an investor/funder introduced by GreenCap within 12 (twelve) months after the date of termination, then the Completion Fee less fees paid under the immediately preceding paragraph shall be due and payable upon completion of that transaction

  Such termination shall be effective upon the Client company satisfying its obligations under this Engagement Agreement; and,

  If GreenCap terminates this engagement, then GreenCap’s compensation shall be limited to the sum of any Work Fee billed under Paragraph 4 to the date of termination, and such termination shall be effective the date set out in GreenCap’s termination notice.

     7.      Terms and Conditions

The attached Terms and Conditions, which form part of this engagement, set out the certain further duties of the parties, and address certain variable aspects of the requirements of the parties and contain contractual and legal damages limitations in respect of the Services. The Terms and Conditions provide that, amongst other things, you will indemnify us against claims brought by any third party and that our aggregate liability to you whether in contract, tort or otherwise will be limited to the amount paid by you in respect of the services.

This letter and the Terms and Conditions attached comprise the entire contract (the “Contract”) for the provision of the Services to the exclusion of any other express or implied term, whether expressed orally or in writing, including any conditions, warranties and representation and shall supersede all previous letters of engagement, undertakings, agreements and correspondence regarding the Services.

     8.      Governing Law and Jurisdiction

The Contract shall be governed by and interpreted in accordance with the laws of Canada and British Columbia. The Courts of British Columbia shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Contract and any matter arising from it.

     9.      Consent for Personal Information Collection, Use, and Disclosure

The privacy and security of the personal information you give us are important to us. We strive to ensure the strictest compliance with all applicable provincial and federal standards of protection and disclosure of personal information by any and all of our employees, agents, divisions and/or affiliates (hereinafter referred to collectively as ‘GreenCap”). By signing this Engagement, you agree that GreenCap may collect, use and disclose personal information about you as long as this collection, use and disclosure is only relevant to the purposes of this Engagement. Personal information that is not relevant to the purposes of this engagement or the Other Matters will not be used by GreenCap or disclosed to anyone for any reason without your further prior consent.

     10.    Acknowledgments and Acceptance

You hereby acknowledge that GreenCap has not made any warranties or guarantees of any nature with respect of the success or satisfactory conclusion of the objectives or the services or as to the economic, financial or other results which may be obtained or experienced by you as a result of the success or lack of results of the Services.

Please acknowledge your acceptance of the terms of this Engagement under the attached confirmation and returning a copy of this Engagement Letter, including the attached Terms and Conditions, also signed at the end, to us at the address on Page 1.

If you have any questions regarding this letter or the attached terms and conditions, please do not hesitate to contact us.

Yours very truly,

Vancouver Green Capital Ventures Amsterdam, London and Zurich

JOHN SPANGENBERG, ESQ.	AUGUST, 31st , 2010

Date: ________________________
JFA Spangenberg

Managing partner GreenCap

Confirmation of Terms of Engagement

Having read both the above letter of engagement from GreenCap dated August 31, 2010 and the Terms and Conditions attached hereto and forming a part hereof, we agree to engage GreenCap according to the terms set out herein.

Chris Bunka

On behalf of Enertopia Corporation

Signed:   _______________________________         Date:
               Chris Bunka

Position: _______________________________
                CEO

          TERMS AND CONDITIONS

The following are the terms and conditions (the “Terms and Conditions”) on which we will provide the Services to you set out within the attached Engagement Letter. The Engagement Letter and these Terms and Conditions are together referred to as the Engagement Agreement (“Engagement Agreement”). The Engagement Agreement forms the entire agreement between us relating to the Services. It replaces and supersedes any previous proposals, correspondence, understandings or other communications whether written or oral. The headings and titles in the Engagement Agreement are included for ease of reference but do not form part of the Engagement Agreement.

     1.      Reports and Advice

Reliance on Drafts – you acknowledge that no reliance shall be placed on draft reports, conclusions, or advice, whether oral or written, issued by us as the same may be subject to further work, revision and other factors which may mean that such drafts are substantially different from any final report or advice issued. Drafts shall not be released to any third party other than your own professional advisors.

Use and Purpose of Advice and Reports – any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide such report to any third party, other than legal counsel or accountants retained by you, without our prior written consent, which we may at our discretion grant, withhold or grant subject to conditions. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

     2.      Information and Assistance

Provision of Information and Assistance – our performance of the Services is dependent upon you promptly providing us with such information and assistance as we may reasonably require from time to time.

Punctual and Accurate Information – you shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete. You acknowledge that we will be relying on the information that you provide us. You shall also notify us if you subsequently learn that the information provided to us is incorrect or inaccurate or otherwise should not be relied upon. Furthermore, if during the engagement, new information arises that is reasonably relevant to the Engagement you will promptly notify us and provide us with all such information.

Your Responsibility for Information provided – any reports issued or conclusions reached by us may be based upon information provided by you or on your behalf. If the Company has suffered fraud or has misstated inventory or other values of any kind, such having been occasioned by your employees, agents or contractors, Concept’s Services are not designed to uncover any such problem. Accordingly, we assume no responsibility and make no representations with respect to the accuracy or completeness of any information provided by you or on your behalf.

False or Misleading Information – our professional standards preclude us from being associated with false or misleading financial information. Consequently, all financial information must be prepared in accordance with standards established by the Canadian Institute of Chartered Accountants. Any unresolved issues relating to the review and reporting of financial information that results in not being able to issue a marketing document, is deemed to be termination by the Company as per Clause 6.2 of the Engagement Letter.

     3.      Fees and Additional Services

Fee Basis – our fees will be charged on the basis set out in Section 4 of the Engagement Letter.

Changes to Services – either party may request changes to the Services. We shall work with you to consider and, if appropriate, to vary any aspect of the Engagement, subject to payment of reasonable additional Working Fees and allowing for a reasonable additional period to provide any additional Services. Any variation to this Engagement may be an amendment (as set forth below) or may be set forth in a separate letter of engagement signed by both parties. Except as specifically amended or replaced, any such variation shall continue to be governed by the provisions of this Engagement including these Terms and Conditions.

     4.      Liability Limitation

Limitation of Our Liability – our liability to pay damages for all losses, including failure to close any potential transaction, consequential damages, economic loss or failure to realize anticipated profits, savings or other benefits, incurred by you as a direct result of breach of contract or negligence or any other tort by us in connection with or arising out of the Engagement or any addition or variation thereto shall be limited to that proportion only of your actual loss which was directly and solely caused by us and in any event our liability shall in no circumstances exceed in the aggregate the maximum amount billed or incurred, exclusive of taxes, under paragraph 4 in the Letter of Engagement.

     5.      Indemnity Against Third Party Liability

You agree to indemnify us against all liabilities, losses, claims, demands and reasonable expenses, including but not limited to our legal fees and expenses and including our reasonable internal management time and administrative costs, brought against us by any party or person whatsoever, other than you, in connection with or arising out of the Engagement.

     6.      Governing Law

Applicable Law – this Contract shall be governed by and interpreted in accordance with the laws of Canada and the province set forth in the letter of Engagement and except as otherwise provided herein the Courts of that province shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Agreement and any matter arising from it. The parties irrevocably waive any right they might have to object to any action being brought in those Courts, to claim that the action has been brought to an inconvenient forum, or to claim that those Courts do not have jurisdiction.

Dispute Resolution – Should a dispute arise between us with respect to this Engagement Agreement, and prior to the delivery of a notice of terminating the Engagement for cause, the complaining party shall provide full details of its complaint to the other party and both parties will immediately attempt to resolve the dispute in good faith by senior level negotiations. As time and momentum are of importance to both parties, the Work shall, as far as possible, continue while the matter in dispute is being addressed, both parties using commercial good faith. If an agreement cannot be reached within 30 days of a complaint being made by a party, the dispute shall be referred to arbitration. The parties shall either agree on a single arbitrator no later than the Tenth (10th) day after the failure of talks or, failing agreement, the parties shall forthwith each select its own arbitrator. The two (2) arbitrators thus selected shall have the unfettered discretion to choose a third arbitrator who shall be fully independent from both you and us. If a party fails to select its own arbitrator within Fourteen (14) days (including weekends and holidays) the other party may seek relief as provided in applicable arbitration legislation.

The arbitrator or arbitrators may take procedural and other guidance from any law or statute governing arbitration in the province where the arbitration is conducted.

The decision of the arbitrator or the majority decision of the arbitrators shall be final and binding on the parties and such decision shall not be referred to any court for any reason.

The decision of the arbitrator or arbitrators shall include the issue of costs of the arbitration, and such decision (to award costs or not) may take into consideration the advice of counsel for each party, and may include reference to any schedule of costs otherwise applicable to court proceedings in the province where the arbitration is heard.

     7.      Amendment

This Engagement may only be amended by an agreement in writing signed by both parties.

     8.      Working for Other Clients

We will not be prevented or restricted from providing services for other clients. We will take steps to ensure that confidential information communicated to us during the course of this engagement will be maintained confidentially and separate from partners and staff assigned to engagements in which there is a manifest competing interest of another client.

     9.      Definitions

The following terms shall have the meaning prescribed herein both in these Terms and Conditions and the Letter of Engagement:

“We”, “us”, or “our” shall mean GreenCap.

“You” shall mean the Company, its subsidiaries and affiliates.

“Consideration” for the purpose of calculating an earned Completion Fee shall include the total consideration received on a before tax basis including but not limited to cash, notes payable or any form of vendor take-back financing; assumed debt, earn out notes or payments based on future results; shares of the purchaser or Investor.

Initials of the authorized signatories of both parties:

JOHN SPANGENBERG, ESQ.	AUGUST, 31st, 2010
Date: ________________________
John Spangenberg (managing partner)

(Vancouver Green Capital Ventures)

Date: ________________________
Chris Bunka

(CEO Enertopia Corporation)